EXHIBIT 10.09

May 20, 2002


Mr. Timothy Winfrey
19935 River Falls Drive
Davidson, NC  28036


Dear Tim:

I am very pleased to offer you the opportunity to join Roper Industries, Inc. as a Corporate Vice President.

Salary and Benefits

The following statements summarize the proposed financial terms of your employment:

      1. Your commencing annual salary will be $240,000 to be reviewed January 1, 2003 and thereafter on an annual basis.

      2. You will be included in the Roper Industries Discretionary Annual Bonus Program. Bonuses in this program are paid in the first week of January for results achieved in the preceding fiscal year. If goals are fully met, you will be entitled to a bonus that represents 100% of your salary. For the fiscal 2002 year, you will be guaranteed a minimum bonus of $60,000. If, however, the actual bonus amount earned is greater than the guaranteed amount, the greater amount will be paid.

      3. You will receive one year's salary and bonus as a severance payment if Roper terminates you other than for gross misconduct. This includes any change in control in which you were replaced or your position was eliminated. Gross misconduct will be defined as a civil or criminal act or ethical misconduct committed against Roper Industries, Inc., it's employees, customers or suppliers.

      4. You will be eligible to participate in Roper's Stock Option Program. On commencing employment, you will be granted 20,000 Roper Stock Options at the prevailing stock price and normal vesting period. Additional options could be made available on an annual basis as Roper continues to grow and your success contributes to Roper's performance.

      5. A company car will be provided similar to a Buick Park Avenue with all expenses for business and private use covered, subject to IRS rules.

      6. You will be included in the corporation's benefits package, a summary of which is provided as a supplement to this letter. You will be eligible to participate in all benefits as of your start date with the exception of the 401(k) plan and the Employee Stock Purchase Plan as their eligibility rules do not allow for immediate participation and mandate the six-month waiting periods.

      7. You will be eligible to participate from your start date in the Roper Industries, Inc. NonQualified Plan which allows unlimited compensation deferral on a pre-tax basis.


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      8.    You will also be eligible for inclusion in our Executive
            Reimbursement Insurance Plan in which any out-of-pocket health, dental or vision expenses not covered by our normal plans are reimbursed.

      9. Relocation reimbursement will be provided under our normal policy which includes all reasonable moving expenses through the mover with whom Roper has contracted to handle moves and relocations and including such out-of-pocket costs as utility deposits, closing costs, etc. We will also cover the costs of temporary living expenses for up to six months. These reimbursable expenses will also include the following:

                  a) selling costs, selling commission and brokerage fees associated with the buying of new residence and selling of current residence;

                  b) all escrow fees, miscellaneous transaction costs and other fees associated with the buying of new residence and selling of old residence;

                  c)    house hunting trips as necessary;

                  d) movement and storage, if necessary, of household goods; and e) income tax gross up for total value of relocation.

      10. You will be eligible for initiation fees, monthly dues and business expenses for an appropriate Country Club, as approved in advance by the CEO.

      11. You will be entitled to $25,000 for out-of-pocket incidental expenses to cover your relocation separate from the actual move itself.

      12.   You will be eligible for four weeks of vacation per year.


Starting Date

Tim, I hope that the employment package extended in this letter is satisfactory and you will commence employment on June 1, 2002. If you have any questions regarding your employment package, please do not hesitate to call me or Marilyn Messer, our Director of Human Resources at (706) 369-7170


Kind Regards,


Brian D. Jellison                                    Accepted
President, CEO

                                                     -------------------
                                                     Tim Winfrey